UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/24/2007

American Mold Guard, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32862

California	74-3077656
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

30200 Rancho Viejo Road, Suite G, San Juan Capistrano, California 92675
(Address of principal executive offices, including zip code)

949-240-5144
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On January 24, 2007, Americdan Mold Guard, Inc. (the "Company") entered into an Office Lease Agreement (the "Lease")with Mitchell Land and Improvement Company, Inc. (the "Landlord")pursuant to which the Company will lease approximately 4,500 square feet of office space in the building known as Capistrano Plaza, 30270 Rancho Viejo Road, Suite C and E, San Juan Capistrano, California 92675 (the "Leased Premises"). The Company will be relocating its corporate headquarters to the Leased Premises. The lease term commences 30 days from the date the Leased Premises is tendered to the Company with a targeted commencement date of April 1, 2007.

The Lease has an initial term of three years. The base annual rent for the Leased Premises will initially be $129,600 and will increase each anniversary by four percent (4%). The Company is required to provide a security deposit of $11,681.28.

The Lease contains customary representations, warranties and covenants. In the event of a default by the Company udner the Lease, Landlord has the right to terminate the Lease and take possession of the Leased Premises.

The foregoing summary of the Lease is qualified in its entirety by the text of the Lease which will be filed as an exhibit to the Annual Report on Form 10-K for the period ended December 31, 2007.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Mold Guard, Inc.

Date: January 29, 2007	By:	/s/ Thomas Blakeley
Thomas Blakeley
Chief Executive Officer